Exhibit 99.1
CONNETICS REPORTS POSITIVE RESULTS FROM SECOND
PHASE III CLINICAL TRIAL OF EXTINA® (KETOCONAZOLE) FOAM, 2%
NDA Resubmission Anticipated by Year-End 2006
PALO ALTO, Calif. (August 28, 2006) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced a positive outcome in a Phase III clinical trial of Extina® (ketoconazole) Foam, 2%, formulated in VersaFoam-HF™, for the treatment of seborrheic dermatitis.
The Extina Phase III clinical study was a four-week, double-blinded, active- and placebo-controlled trial that included 1,162 patients at 24 centers in the United States. The trial was designed to demonstrate that Extina is superior to placebo foam as measured by the primary endpoint of Investigator’s Static Global Assessment (ISGA). The ISGA for this trial was an overall assessment of the severity of seborrheic dermatitis with respect to the clinically relevant signs of the disease. The treatment success based on ISGA showed a 56% response for Extina and a 42% response for placebo foam, a statistically significant difference (p=0.0001). The trial also demonstrated non-inferiority versus an active comparator arm of ketoconazole cream. The treatment success based on the ISGA showed a 56% response for Extina and a 56% response for the reference ketoconazole product.
Adverse events with Extina were mild to moderate in nature and were related primarily to burning and stinging at the application site.
“We are enthusiastic about the strength of the Extina pivotal data,” said Lincoln Krochmal, M.D., Executive Vice President of Research and Product Development for Connetics. “Seborrheic dermatitis most often affects the scalp and face, and is a common condition, with more than one million patients seeking physician treatment for the disease in 2005. We believe our quick-drying foam application offers significant convenience and ease of application, particularly on the scalp, compared to currently available topical antifungal shampoos, gels and creams. We look forward to the prospect of submitting a Class 2 Resubmission to the FDA by the end of the year and obtaining approval to market Extina in the United States six months after submission.”
In April 2003, Connetics announced results from the initial Phase III clinical trial of Extina in seborrheic dermatitis. The trial enrolled a total of 619 patients at 25 centers in the United Sates. Results demonstrated Extina was not inferior to Nizoral® (ketoconazole), 2%, cream as measured by the ISGA. The trial was also designed to compare Extina Foam to placebo foam. That result, although in favor of Extina per the ISGA, did not achieve statistical significance versus placebo foam. On all other endpoints, statistical significance was achieved, and Connetics submitted an NDA to the FDA in July 2003. In November 2004, Connetics received a non-approvable letter for Extina Foam based primarily on the FDA’s conclusion that it did not demonstrate statistically significant superiority to placebo foam. As a result of meetings between Connetics and FDA officials regarding requirements for the Extina NDA, Connetics announced that it would recommence development by conducting a Phase III trial intended to demonstrate that Extina Foam is superior to placebo foam and not inferior to a reference ketoconazole product. The second Phase III study was initiated in September 2005.

About Ketoconazole
Ketoconazole is used to treat a variety of fungal infections, including seborrheic dermatitis. Seborrheic dermatitis is a chronic, recurrent skin condition that affects three to five percent of the U.S. population. It usually involves the scalp, but also can affect skin on other parts of the body, including the face and chest. Symptoms include itching, redness and scaling. In 2005, the total U.S. market for topical antifungal products was approximately $735 million.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%; Luxiq® (betamethasone valerate) Foam, 0.12%; Soriatane® (acitretin) capsules; and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Desilux™ (desonide) Foam, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) Foam, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) Foam, 2%, to treat seborrheic dermatitis; and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, to treat acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward-Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about the timing and outcome of submissions to the FDA, and the market potential of Extina Foam relative to currently available treatments are forward-looking statements. All forward-looking statements are based on assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.
Contacts:

Connetics Corporation	Lippert/Heilshorn & Associates
Jim Goff	Don Markley or Bruce Voss
Sr. Director, Investor Relations	(310) 691-7100
(650) 843-2851	dmarkley@lhai.com
jgoff@connetics.com

Press Release Code: CNCT-G
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